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                                                             Exhibit 99.CODE ETH

                              THE WM GROUP OF FUNDS
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

         This Code of Ethics ("Code") has been adopted by WM Trust I, WM Trust II, WM Strategic Asset Management Portfolios, LLC and WM Variable Trust (the "Trusts") on behalf of each constituent series of the Trusts (each a "Fund" and collectively, the "Funds") on August 12, 2003. The Funds' code of ethics under Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"), contains separate requirements for persons covered by this Code and other persons and is not part of this Code.

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This Code applies to the Trusts' President and Principal Financial Officer (the "Covered Officers" each of whom is set forth in Exhibit A) for the purpose of promoting:

        - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        - full, fair, accurate, timely and understandable disclosure in reports and documents that a Trust files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Trusts;

        - compliance with applicable laws and governmental rules and regulations;

        - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

        -       accountability for adherence to the Code.

        Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ANY ACTUAL OR APPARENT CONFLICTS OF INTEREST

        OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trusts. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of the Covered Officer's position with the Trusts.

        Certain conflicts of interest arise out of the relationships between Covered Officers and the Trusts and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940 (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trusts because of their status as "affiliated persons" of the Trusts. The compliance programs and procedures of WM Advisors, Inc., the Trusts' sub-advisers, WM Funds Distributor, Inc. and WM Shareholder Services, Inc. (each a "Service Provider" and, collectively, the "Service Providers") and the Trusts are reasonably designed to prevent, or identify and correct, violations of many of those provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.


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        Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trusts and its Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trusts or for a Service Provider or for both), be involved in establishing policies and implementing decisions that will have different effects on the Service Providers and the Trusts. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trusts and the Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. Thus, if performed in conformity with the provisions of the Investment Company Act, the Investment Advisers Act, other applicable law and each Trust's organizational documents, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trusts' Trustees (the "Trustees") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

        Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trusts, unless the personal interest has been disclosed to and approved by the Audit Committee (the "Committee").

        Each Covered Officer must:

        - not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trusts whereby the Covered Officer would benefit personally to the detriment of the Trusts;

        - not cause the Trusts to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than benefit the Trusts;

        - not use material non-public knowledge of portfolio transactions made or contemplated for the Trusts to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

        - complete any Trustee and Officer Questionnaire provided by the Trusts.

        There are some conflict of interest situations that should always be subject to approval by the Committee if material. Examples of these include:

        -       service as a director on the board of any company;

        -       the receipt of any non-nominal gifts valued in excess of $100;

        - the receipt of any entertainment from any company with which the Trusts have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

        - any ownership interest in, or any consulting or employment relationship with, any of the Trusts' service providers, other than a Service Provider or an affiliate of a Service Provider; and

        - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming


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                shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.    DISCLOSURE AND COMPLIANCE

        - No Covered Officer should knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Trusts, including to the Trustees and auditors, and to governmental regulators and self-regulatory organizations;

        - each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trusts and the Service Providers or with counsel to the Trusts with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

        - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.     REPORTING AND ACCOUNTABILITY

        Each Covered Officer must:

        - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Committee that he or she has received, read, and understands the Code;

        - not retaliate against any other Covered Officer or any employee of the Trusts or their affiliated persons for reports of potential violations that are made in good faith; and

        - notify the Lead Trustee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

        The Lead Trustee has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Committee.

        The Trusts will follow these procedures in investigating and enforcing this Code:

        - the Lead Trustee will take all appropriate action to investigate any potential material violations reported to him;

        - if, after such investigation, the Lead Trustee believes that no material violation has occurred, the Lead Trustee is not required to take any further action;

        - any matter that the Lead Trustee believes is a material violation will be reported to the Committee;

        - if the Committee concurs that a material violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of a Service Provider or its board; or a recommendation to dismiss the Covered Officer;

        - the Committee will be responsible for granting waivers, as appropriate; and
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        -       any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.      OTHER POLICIES ANDS PROCEDURES

        This Code shall be the sole code of ethics adopted by the Trusts for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trusts, Funds, or their Service Providers' govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trusts' and the Service Providers' codes of ethics under Rule 17j-1 under the Investment Company Act and the more detailed policies and procedures set forth in the Code of Ethics of the WM Group of Funds, WM Advisors, Inc., WM Funds Distributor, Inc. and Selected Employees of WM Shareholder Services, Inc. are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.     AMENDMENTS

        Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Trustees.

VII.    CONFIDENTIALITY

        All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Trustees and its counsel.

VIII.   INTERNAL USE

        The Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.



Date:
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                                                                       EXHIBIT A

Persons Covered by this Code of Ethics

William G. Papesh, President and Chief Executive Officer

Jeffrey L. Lunzer, Chief Financial Officer and Principal Accounting Officer

John T. West, Chief Compliance Officer and Secretary